Exhibit 99(n)(i)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated January 24, 2011, relating to the statement of net assets of The Gabelli Natural Resources, Gold & Income Trust as of December 31, 2010, which is incorporated by reference into this Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/PricewaterhouseCoopers LLP
New York, New York
January 26, 2011